EXHIBIT 99

Notice Concerning Trading Restrictions

February 2, 2005

     As a director or officer of The Timken Company (the “Company”), you are subject to certain trading restrictions under the Company’s Insider Trading Policy. Due to the Company’s conversion of its recordkeeping for the 401(k) plans to JP Morgan Retirement Services, we are legally required to notify all directors and officers of trading restrictions occurring during the “blackout period” while the conversion takes place. As discussed below, this blackout period imposes limited restrictions on the directors and officers that are in addition to those that are currently imposed under the Insider Trading Policy.

     The blackout period will commence on March 4, 2005 and end the week of April 3, 2005. Subsequent notice will be provided to all participants when the blackout period has concluded.

     While the blackout period is in effect, directors or officers are prohibited from directly or indirectly acquiring or transferring any equity security of The Timken Company under the Sarbanes-Oxley Act of 2002, including exercising options. Because the blackout period is already outside of the normal trading “window”, the only additional limitation on you occurring during this blackout period will be prohibiting the exercise of stock options for cash.

     If you have any questions regarding the blackout period and the trading restrictions, please contact Scott Scherff (330-471-4266), Corporate Secretary & Assistant General Counsel, The Timken Company, GNE-01, 1835 Dueber Avenue, SW, Canton, Ohio 44706-0928. If you have any questions regarding the 401(k) plan recordkeeping conversion to JP Morgan, please contact Debbie Rankine (330-471-3933).